EXHIBIT 10.1

Purchase Order #MS-66, dated as of September 26 2018,

by and between Hugo Neu Realty Management, LLC and AbTech Industries Inc.

PURCHASE ORDER

Realty Management LLC	78 John Miller Way
	Kearny, New Jersey 07032	DATE: 9/12/18
	973-842-2600	P.O. #:” MS-66
PROJECT #:

VENDOR		SHIP TO
NAME:	Shawn Lolling	PROJECT NAME:	Kearny Point Master Site
CO. NAME:	AbTech Industries Inc	SHIP TO:	Hugo Neu Realty Management LLC
ADDRESS:	4110 N. Scottsdale Rd, Suite 235	PROJECT ADDRESS:	78 John Miller Way
CITY, STATE, ZIP:	Scottsdale, Arizona 85251	CITY, STATE, ZIP:	Kearny, NJ 07032
PHONE #:	480-874-4000	CONTACT PHONE #:	732-547-8664
E-MAIL:	slolling@abtechindustries.com	CONTACT E-MAIL:	spozza@hugoneu.com

DELIVERY DATE	NAME	ORDER GIVEN TO	TEL NUMBER	E-MAIL	TERMS
ASAP	N/A	Shawn Lolling	480-874-4000	slolling@abtechindustries.com	Net 30

QUANTITY	DESCRIPTION	AMOUNT
	Design, manufacture and supply AbTech End of Pipe Stormwater Treatment Systems as outlined in AbTech Industries’ revised proposal dated September 10, 2018 attached and labeled ‘Attachment A’.

	A. End of Pipe Treatment Systems
	Outfall #1 Upper	$66,400.00
	Outfall #2	$68,600.00
	Outfall #3	$24,700.00
	Outfall #4	$214,700.00
		(included)

	2 trips at 4 day total for inspection, training and commissioning	$(56,160.00)

	Customer Discount 15%

	NOTES:
	Cost Coding: KP000-02-720

IMPORTANT:	ESTIMATED SUBTOTAL	$318,240.00
—Vendor to comply with attached insurance requirements, ‘Attachment B’.
—Project is tax exempt, certificate attached, ‘Attachment C:’.
—Please notify us immediately if you are unable to complete order by date specified.
—Purchase Order # must appear on all invoices, packaging slips and delivery tickets.	SHIPPING(Est)	$-
	Tax	$-
	TOTAL	$318,240.00

Steven Pozza	Director of Construction	9/12/2018
APPROVED BY VENDEE	TITLE	DATE

Robert C. Backman	COO, AbTech Industries	9/26/2018
APPROVED BY VENDOR	TITLE	DATE

PROPOSAL

Proposal No. PS18001

Revised - September 10, 2018

Prepared For:

Hugo Neu Corp., - Kearny Point Industrial Park

End of Pipe Solutions

Outfalls 1-4

Prepared By:

Shawn Lolling

AbTech Industries, Inc.

4110 N. Scottsdale Rd.

Suite 235

Scottsdale, Arizona 85251

Phone: (480) 874-4000

Email: slolling@abtechindustries.com

www.abtechindustries.com

Executive Summary

AbTech Industries, Inc. appreciates the opportunity to submit for your consideration, our firm proposal for design, manufacturing, and supply of AbTech End of Pipe Stormwater Treatment Systems for the Kearny Point Industrial Park existing outfalls/discharge points. These units will provide excellent sediment, hydrocarbon, phosphorus, and heavy metals removal for all outfall discharge points of stormwater from the site, except 1 outfall is part of a future phase of construction as is not considered in this proposal at this time. The design of the End of Pipe Solutions is based on the Hydro Report Dated January 4, 2018 and proved by Bohler Engineering.

AbTech is an environmental technologies company, our advanced media systems provide absorptive and adsorptive properties to remove sediment, hydrocarbons, heavy metals, phosphorus and bacteria with proprietary media from stormwater and wastewater streams. Our solutions have been installed in over 20,000 installations, worldwide. Through a collaborative effort by Hugo Neu and their engineering firm, Bohler Engineering, our process engineering team has designed a comprehensive solution to meet the site’s stormwater management needs and meet the client environmental sustainability goals. Included as an addendum are concept design drawings of each End of Pipe Solution and technical details of the Smart Sponge® Technology proposed to be applied,

We look forward to the opportunity to discuss this proposal in detail.

©AbTech Industries, Inc.	Page 2

Process Narrative

Design Summary

The following is a general overview and process narrative for the Kearny Point project.

AbTech End of Pipe Horizontal Tank Treatment System

Overall Description

The AbTech End of Pipe Treatment System is a comprehensive and cost-effective solution for treating stormwater runoff. These treatment systems consist of a horizontal rectangular vessel made from precast concrete material that has the capability to reduce sediment and reduce specific contaminants (i.e. hydrocarbons & heavy metals, etc...) from the treated stormwater. These units are comprised of two sections; a sedimentation chamber where total suspended solids (TSS) and debris are settled out and an enclosed media chamber where a filtration media is used to reduce specific contaminant(s). The size of the end of pipe solutions are designed based on first flush flow of a 2yr storm event, contaminant reduction targets, and site constraints.

Process Narrative

Stormwater enters at the side of the of the unit and continues into the sedimentation chamber. The inlet height will be determined by site elevation and working pressures. The sedimentation chamber is where the suspended solids will gravity settle out of the water. Once the water level reaches the top of the first baffle wall, the water overflows into the mixed media chamber. The media chamber depth and contact time was based on the Hydro Report developed by Bohler Engineering and the effluent requirements and site restrictions. By concentrating on first flush, where the majority of stormwater contaminants are found, our technology can capture the contaminants before discharging into the receiving stream. The flowing water continues out, through a check-valve to the receiving body of water. This check valve increases the amount of resiliency in the system, preventing backward flowing surges during high tides and storm events. Typical contaminant reduction percentages can be found in the specification section below.

Specifications:

●      Capable of reducing concentrations of petroleum hydrocarbons, solids (trash and debris and sediment), bacteria, nutrients (ortho-phosphate), and heavy metals

●      Removal rates are typically equal to or greater than:

-TSS-80%
-Hydrocarbons-80%
-Phosphorus-80%

-Heavy Metals

●      Constructed of FRP Composite Material

●      Pipe Length ~ (Based on application)

●      Ability to overflow system during times of higher than anticipated flows after first flush

As local conditions, product use, and exposure can vary widely, the end user must determine the most appropriate disposal method for a spent Smart Sponge. However Smart Sponge samples saturated with hydrocarbons both in the lab and in the field have been tested according to the EPA’s Toxicity Characteristic Leaching Procedure (“TCLP”). These tests show that Smart Sponge® is a “non-leaching” (i.e., non-detect or “N.D.”) product. As a result, Smart Sponge® technology can afford many cost effective and environmentally friendly disposal options.

©AbTech Industries, Inc.	Page 3

Equipment

SCOPE OF SUPPLY

The following is a general equipment overview of the complete end of pipe treatment systems for outfalls 1 Upper through 4. The AbTech scope of supply includes but is not limited to the following equipment:

End of Pipe Treatment Systems

System includes:

●      Precast concrete rectangular tanks for outfall Vaults 1-4, with manways. Designed for below grade installation and surface loading requirements.

●      Vault #4 will be delivered in 2 sections and require grouting onsite.

●      Anti-flotation collars if required.

●      Grade Rings included for 18’ of depth.

●      Internal 304 SS Baffle walls for sediment removal, with weep holes for drainage.

●      304 SS Containment structure and access for housing media and allow for change out and service

●      A combination of Smart Sponge HM bags and Smart Pak’s for removal of sediment, hydrocarbons, phosphorus, and heavy metals.

●      Structures designed to meet NJ DOT (HS 25 loading) requirements.

●      +10% supply of additional Smart sponge media requirement for back up and shelve spares.

Required by others:

●      Offloading, site storage and placement by others.

●      Inlet and outlet flanges for rubber sleeve connections.

●      Ladder and Steps

●      Grade rings by others as needed.

●      Installation of Baffle walls, containment cages and media.

●      All wedge style anchors and bolts as needed.

System Sizing:

Outfalls	Width	Height	Length	2- Year Design Flows	Manway Qty	Inlet Pipe Size	Loose Bag SS Media	Smart Pak HM Media Qty
1 (U)	8.0 ft.	6.0 ft.	10 ft.	0.18 cfs	2	60”	59.5 ft3	19.8 ft3
2	8.0 ft.	6.0 ft.	10 ft.	0.18 cfs	2	60”	59.5 ft3	19.8 ft3
3	8.0 ft.	3.5 ft.	10 ft.	0.93 cfs	1	18”	5 ft3	5 ft3
4	16.0 ft.	5.0 ft.	25 ft.	5.88 cfs	2	36”	67.3 ft3	67.3 ft3

©AbTech Industries, Inc.	Page 4

Pricing & Delivery

Quantity	Description		Customer Price
1	Outfall #1 Upper		$66,400
1	Outfall #2		$68,600
1	Outfall #3		$24,700
1	Outfall #4		$214,700
1	2 Trips at 4 days total for Inspection, Training and Commissioning		Included
	Subtotal		$374,000
	Subtotal includes - $ 152,200 Smart Sponge Media, $ $121,100 Vaults and Services
	Customer Discount 15%		<$ 56,160>
	Proposal Total	-	$318,240

Recommended Stocking of 24 Loose bags of Smart Sponge media for 2 years of backup.	$6,700
Recommended Stocking of 4 spare Catchment Basin UUF’s Replacements.	$2,250
2yr Service and Maintenance Contract Option (Includes 2 times a Year Cleanouts and Inspections)	$20,000

Pricing Notes:

▪      All prices quoted are in U.S. Dollars.

▪      Any applicable sales taxes are not included.

▪      All Local, State and Federal permitting and approvals are by others.

▪      The Buyer is responsible for all applicable Local, State, or Federal Taxes, Fees and/or Permit Costs.

▪      This proposal supersedes all previous proposals and correspondence.

▪      The freight is quoted as FOB Factory, prepaid and add.

▪      Performance and/or Labor & Material Payment Bonds are not included in the system price.  These bonds can be purchased on request at additional cost.

▪      The Yearly replacement quantities of UUF’s and Smart Sponge media listed above are estimates based on historic performance information and vary site to site, due to site conditions and anticipated site usage, rain fall per year and other factors.

©AbTech Industries, Inc.	Page 5

Standard Payment Terms

▪      10% Milestone 1 Upon Acceptance of P.O. to AbTech

▪      20% Milestone 2 Submittals or 4 Weeks after Milestone #1, Net 30

▪      20% Milestone 3 Release to Manufacturing, Net 30

▪      40% Milestone 4 Upon Shipment, Net 30

▪      10% Milestone 5 Upon completion of Commissioning, not to exceed 120 days from delivery

Partial Payment of Partial delivery allowable.

Schedule

▪      Submittals to be completed and in transit within 2 weeks after receipt and acceptance of purchase order, signed copy of this proposal, signed terms and conditions.

▪      Proposed shipping time is based on receipt of approved engineer’s submittal with release for manufacture within 2 weeks of receipt of our submittal data.

▪      Expect shipment of equipment (transit time excluded) to be approximately 4-6 weeks from our receipt of approved engineer’s/customer’s submittal data and release to manufacture.

▪      Partial shipment is negotiable and can be determined at time of placement of order as requested by the buyer.

*Submittal and shipping schedules may be adjusted at time of order placement, depending upon existing order backlog.  Weeks quoted are actual working weeks.

©AbTech Industries, Inc.	Page 6

Project Responsibilities

Work Scope Item	AbTech	Client

All proposed equipment.	☒	☐

Equipment and instrumentation quality assurance check in factory. (if needed)	☒	☐

Finish painting or sealing of equipment. (If needed)	☒	☐

All applicable civil design and works, buildings, site preparation, grading, excavations, structural steel, foundations and accessories.	☐	☒

Design and Supply of piping, supports, gaskets and connection hardware between Customer and AbTech’s equipment interface.	☐	☒

Discharge of effluent water (s) such as process return, outfall, drain or sewer tie-in outside of the AbTech equipment/facility battery limit(s).	☐	☒

Provide designs for proposed equipment components	☒	☐

Structural Professional Stamp of construction drawings as required	☒	☐

Factory hydrostatic testing of unit assemblies	☒	☐

Flushing of all piping and tanks, as well as removal of all residual debris	☐	☒

Offloading, Site Storage and Installation of Equipment at Site	☐	☒

Freight, FOB Factory, Prepaid and Add	☐	☒

Ongoing maintenance and operation of the system. (Listed as an adder by AbTech)	☒	☒

Any required permits or training for AbTech’s personnel on all relevant and standard company operating procedures and practices for performing work on site.	☐	☒

Installation inspection, commissioning and Training of AbTech Scope of supply.	☒	☒

©AbTech Industries, Inc.	Page 7

Proposal Notes

General Project Notes

▪     The proposed design is based on standard stormwater characteristics for the area.  Changes in feed water characteristics can affect system / equipment performance and may require a re-design.

▪     The proposed system is configured using AbTech standard water treatment components sized and selected to provide a package that will treat the first flush flow to the required product water standard.

▪     Because of the current instability in material costs, AbTech reserves the right to re-evaluate the pricing quoted prior to order acceptance if a purchase order is received after the validity date stated in this proposal OR if the milestone dates stated in this proposal are exceeded.  Any pricing adjustments required shall be based on a published materials cost index specific to the materials proposed.

Site Items by Others

▪     Disposal of all solid and liquid waste from AbTech systems including waste materials generated during installation, startup and operation are to be by Bohler Engineering.

▪     Appropriate protection of the environment and local community, the health and safety of all workers and visitors at the site and the security of the facility are the responsibility of others.  Providing safety related equipment and services such as site security, fire systems, lifting equipment and its operation, fall protection, adequate floor grating, ventilation and safe access to equipment and electrical systems areas are to be supplied by others.

Installation

▪     Provisions for a suitable site/shelter for the placement of the proposed equipment, inside an appropriate building are to be provided by the installing contractor/purchaser.

▪     Installation and removal of temporary screens on all process lines feeding the equipment to prevent damage during startup and commissioning is to be supplied, installed and maintained by others.

Permits

▪     Environmental use and discharge permits at the Customer’s facility either listed in this document or proposed for use at a later date are to be by others.

▪     All easements, licenses and permits required by governmental or regulatory authorities in connection with the supply, erection and operation of the system are to be by others.

Field Service

▪   The Buyer will identify and inform AbTech’s personnel of any hazards present in the work place that could impact the delivery of AbTech’s scope of supply and agrees to work with the AbTech to remove, monitor and control the hazards to a practical level.

©AbTech Industries, Inc.	Page 8

Exceptions & Clarifications

Exceptions/Clarifications

▪     Ongoing maintenance and operation of the system is the responsibility of the customer. AbTech can provide these services as an option adder if needed.

▪     The proposed design is based on the customer supplied information and Bohler Engineering design review. Changes in anticipated feed water characteristics can affect system / equipment performance and may require a re-design.

▪     Structural/Seismic Calculations are not included.

▪     It is AbTech’s understanding that a Professional Engineering License review and stamp is required for any of AbTech’s scope of supply, thus provided for.

©AbTech Industries, Inc.	Page 9

Commercial Terms & Conditions

1.	Applicable Terms. These terms govern the purchase and sale of the equipment (“Equipment”) referred to in Seller’s purchase order, quotation, proposal or acknowledgment, as the case may be (“Seller’s Documentation”). Whether these terms are included in an offer or an acceptance by Seller, such offer or acceptance is conditioned on Buyer’s assent to these terms. Seller rejects all additional or different terms in any of Buyer’s forms or documents.

2.	Payment. Buyer shall pay Seller the full purchase price as set forth in Seller’s Documentation. Unless Seller’s Documentation provides otherwise, freight, storage, insurance and all taxes, duties or other governmental charges relating to the Equipment or any included services shall be paid by Buyer. If Seller is required to pay any such charges, Buyer shall immediately reimburse Seller. All payments are due within 30 days after receipt of invoice. Buyer shall be charged the lower of 1 ½% interest per month or the maximum legal rate on all amounts not received by the due date and shall pay all of Seller’s reasonable costs (including attorneys’ fees) of collecting amounts due but unpaid. All orders are subject to credit approval.

3.	Delivery. Delivery of the Equipment shall be in material compliance with the schedule in Seller’s Documentation. Unless Seller’s Documentation provides otherwise, Delivery terms are F.O.B. Seller’s facility.

4.	Ownership of Materials. All devices, designs (including drawings, plans and specifications), estimates, prices, notes, electronic data and other documents or information prepared or disclosed by Seller, and all related intellectual property rights, shall remain Seller’s property. Seller grants Buyer a non-exclusive, non-transferable license to use any such material solely for Buyer’s use of the Equipment. Buyer shall not disclose any such material to third parties without Seller’s prior written consent.

5.	Changes. Seller shall not implement any changes in the scope of work described in Seller’s Documentation unless Buyer and Seller agree in writing to the details of the change and any resulting price, schedule or other contractual modifications. This includes any changes necessitated by a change in applicable law occurring after the effective date of any contract including these terms.

6.	Warranty. Seller warrants to Buyer that the Equipment shall materially conform to the description in Seller’s Documentation and shall be free from defects in material and workmanship. If Buyer gives Seller prompt written notice of breach of this warranty within 18 months from delivery or 1 year from acceptance, whichever occurs first (the “Warranty Period”), Seller shall, at its sole option and as Buyer’s sole remedy, repair or replace the subject parts or refund the purchase price. If Seller determines that any claimed breach is not, in fact, covered by this warranty, Buyer shall pay Seller its then customary charges for any repair or replacement made by Seller. Seller’s warranty is conditioned on Buyer’s (a) operating and maintaining the Equipment in accordance with Seller’s instructions, (b) not making any unauthorized repairs or alterations, and (c) not being in default of any payment obligation to Seller. Seller’s warranty does not cover damage caused by chemical action or abrasive material, misuse or improper installation (unless installed by Seller). THE WARRANTIES SET FORTH IN THIS SECTION ARE SELLER’S SOLE AND EXCLUSIVE WARRANTIES. SELLER MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE.

©AbTech Industries, Inc.	Page 10

7.	Indemnity. Seller shall indemnify, defend and hold Buyer harmless from any claim, cause of action or liability incurred by Buyer as a result of third party claims for personal injury, death or damage to tangible property, to the extent caused by Seller's negligence. Seller shall have the sole authority to direct the defense of and settle any indemnified claim. Seller’s indemnification is conditioned on Buyer (a) promptly, within the Warranty Period, notifying Seller of any claim, and (b) providing reasonable cooperation in the defense of any claim.

8.	Force Majeure. Under no circumstances shall either Seller or Buyer have any liability for any breach (except for payment obligations) caused by extreme weather or other act of God, strike or other labor shortage or disturbance, fire, accident, war or civil disturbance, delay of carriers, failure of normal sources of supply, change in law or other act of government or any other cause beyond such party's reasonable control.

9.	Cancellation. If Buyer cancels or suspends its order for any reason other than Seller’s breach, Buyer shall pay Seller for work performed prior to cancellation or suspension and any other direct costs incurred by Seller as a result of such cancellation or suspension.

10.	LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY, SELLER SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, AND SELLER’S TOTAL LIABILITY ARISING AT ANY TIME FROM THE SALE OR USE OF THE EQUIPMENT SHALL NOT EXCEED THE PURCHASE PRICE PAID FOR THE EQUIPMENT. THESE LIMITATIONS APPLY WHETHER THE LIABILITY IS BASED ON CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER THEORY.

11.	Miscellaneous. If these terms are issued in connection with a government contract, they shall be deemed to include those federal acquisition regulations that are required by law to be included. These terms, together with any quotation, purchase order or acknowledgement issued or signed by Seller, comprise the complete and exclusive statement of the agreement between the parties (the “Agreement”) and supersede any terms contained in Buyer’s documents, unless separately signed by Seller. No part of the Agreement may be changed or cancelled except by a written document signed by Seller and Buyer. No course of dealing or performance, usage of trade or failure to enforce any term shall be used to modify the Agreement. If any of these terms is unenforceable, such term shall be limited only to the extent necessary to make it enforceable, and all other terms shall remain in full force and effect. Buyer may not assign or permit any other transfer of the Agreement without Seller’s prior written consent. The Agreement shall be governed by the laws of the state of Arizona without regard to its conflict of law’s provisions.

©AbTech Industries, Inc.	Page 11

We have read and agree to this Proposal, PS18001 dated September 10, 2018 and the terms and conditions within.

AbTech Industries, Inc.

/s/ Robert C. Backman

Signature

Chief Operating Officer

Title

Robert C. Backman

Print Name

September 26, 2018

Date

Hugo Neu Corporation

Signature

Title

Print Name

Date

©AbTech Industries, Inc.	Page 12

ADDENDUM

- Drawings Treatment Device

- Product Details

'ATTACHMENT B'

PROFESSIONAL SERVICES INSURANCE REQUIREMENTS

A.	Insurance Requirements are as follows:

1.	Hugo Neu Corporation (HNC), Hugo Neu Realty Management LLC (HNRM), Hugo Neu Kearny Development LLC (HNKD) and KPIP Urban Renewal I, LLC (collectively, the "HNC Entities"), and owners and affiliates, and each of their officers, directors, employees and agents must be named as Additional Insured and be evidenced via Certificate of lnsurance on all policies except for the Workers Compensation, Professional Liability and All Risk Property placements.

2.	Insurance Requirements:

Contractor shall, at its sole cost and expense, but for the mutual benefit of themselves and HNC Entities, maintain and shall cause all third party subcontractors or any tier to maintain, the following coverages for the full term of the contract and all warranty periods

A.	Commercial General Liability insurance (ISO Occurrence Form CGOOO1or equivalent),with limits of not less than $1,000,000 per occurrence and $2,000,000 aggregate and insuring against bodily personal property damage, and including coverage for broad form contractual liability and products-completed operations. Both Additional Insured Endorsements CG2010 07/04 edition and CG2037 07/04 edition should be included. There shall be no endorsements or modification of the policy limiting the scope of coverage for liability arising from pollution, collapse or underground property damage. Completed Operations coverage maintained for 12 months after substantial completion of work.

B.	Business Automobile Liability, truck and vehicle liability insurance covering all hired and vehicles driven by any Contractor or subcontractor on HNC Entities's premises and used in connection with the including any loading or unloading of such vehicles, with coverage limits of not less than combined single limit.

C.	Workers' Compensation as required by statute, with Employers' Liability limits of insurance in the amount ofS1,000,000 without limitation of coverage for Occupational Disease.

D.	Umbrella Liability (occurrence form) -increasing the above per occurrence limits of insurance to $6M per occurrence.

E.	Professional Liability Insurance covering the Contractors for their Errors & Omissions and wrongful acts relating to the professional services provided to HNC Entities by the Contractor in a minimum amount of$3,000,000 per Occurrence and $3,000,000 Aggregate.

F.	Contractors Pollution Legal Liability Insurance with limits of $5M per occurrence covering against clean up costs and third party liability arising out of pollution conditions caused by contractors or subcontractors operations or negligence at the Insured's premises. Coverage should include bodily property damage and environmental damage as well associated clean up costs. This policy may be placed on a claims-made or occurrence basis. If claims-made, the retroactive date of the policy must be dated to inception of any Work performed hereunder and should remain in force for a period of three years after work is completed. This requirement is applicable if the services provided are environmental in nature or can have an impact on environment or for work that is invasive to ground and/or soil.

G.	All Risk Property coverage covering loss or damage on a replacement cost basis for any properly, machinery or equipment which may be brought on HNC Entities' Premises and used by Contractors in performance of services for HNC Entities via this agreement. HNC Entities will not be responsible for any Loss or damage to this property.

3.	On those policies where Additional Insured status to HNC Entities is granted, coverage should be and Certificate should that your insurance is primary and non contributory with any coverage that HNC Entities may carry.

4.	Certificateshouldstatethatwaiverofsubrogationinfavorofpartiesnamedaboveinparagraph#1willbeendorsedonall Policies (where allowed by law).

5.	Certificate Holder: Hugo Neu Corporation 78 John Miller Way, Suite 102 Kearny, New Jersey 07032

6.	You are asked to provide us with copies of Additional Insured, Primary Non-Contributory and Waiver of Subrogation endorsements (confirming items 1, 3 and 4).

7.	All insurers must be rated A-9 or better by A.M. Best and authorized to write business in the state in which the work will be performed

8.	Certificate of insurance must be provided to Hugo Neu Realty Management LLC prior to start of work by Contractor or Subcontractor. Contractor shall cause the policies required above to be endorsed to provide Hugo Neu Realty Management LLC and the Additional Insureds with 30days prior written notice in the event of a cancellation or non renewal of any of the above policies evidenced.

9.	Indemnification/Hold Harmless· The Contractor shall, to the fullest extent permitted by law at Its own cost and expense, defend, indemnify and hold the HNC Entities harmless from and against any and all claims, loss (Including attorney fees, witnesses' fees and all court costs) damages, expense and liability (including statutory liability), resulting from injury and/or death of any person or damage to or Joss of any property arising out of and to the extent caused in whole or in part directly or Indirectly, by any negligent or wrongful act, error or omission or breach of contract, In connection with the operations and any activity of the Contractor and/or Subcontractors and its Employees, and Representatives. The foregoing indemnity shall include injury or death of any employee of the Contractor or subcontractor and shall not be limited in any way by the amount or type of damages, compensation or benefits payable under any applicable Workers Compensation, Disability Benefits or other similar employee benefits acts. This provision shall survive the expiration or termination of this agreement.

Revised 4/1012017

ATTACHMENT C

State of New Jersey

DIVISION OF TAXATION

To be completed by Purchaser and given to and retained by Seller. Read Instructions on back of this certificate.	SALES TAX (N.J.S.A. 54328-8.22)	CONTRACTOR’S NEW JERSEY TAX REGISTRATION NUMBER

CONTRACTOR’S EXEMPT PURCHASE CERTIFICATE

URBAN ENTERPRISE ZONE

UZ-4

TO
(Name of Seller)

(Address of Seller)

The materials, supplies, or services purchased by the undersigned are for exclusive use in erecting structures or building on, or otherwise improving, altering or repairing real property of a qualified business entity within an urban enterprise zone.

THE BID OR CONTRACT COVERS WORK TO BE PERFORMED FOR:

Name of Qualified Business Entity: HUGO NEU REALTY MANAGEMENT LLC

Trade Name:

New Jersey Taxpayer Registration Number:	371-770-367-000

Exempt Qualified Business Permit Number:	000035132

Permit Effective Dates: 03/13/16	To: 03/12/17

ADDRESS OR LOCATION OF BID OR CONTRACT WORK SITE:

9 BASIS DR SUITE 120

KEARNY NJ 07032

I certify that all information on this certificate is correct.

(Name of Contractor)	(Subcontractor NJ Tax Registration Number)

(Business Address of Contractor)	(Name of Subcontractor)

(Business Address of Subcontractor

By:	By:
(Signature and Title of owner, partner, or officer of corporation)	(Signature of Subcontractor)

(Date)	(Date)

See INSTRUCTIONS on reverse side

MAY BE REPRODUCED

(FRONT AND BACK REQUIRED)

UZ-4

INSTRUCTIONS TO SELLERS CONCERNING

CONTRACTOR’S EXEMPT PURCHASE CERTIFICATE

URBAN ENTERPRISE ZONE

Registered sellers who accept fully completed exemption certificates within 90 days subsequent to the date of sales are relieved of liability for the collection and payment of sales tax on the transactions covered by the exemption certificate. If it is determined that the purchaser improperly claimed an exemption, the purchaser will be held liable for the nonpayment of the tax.

1.       All qualified businesses receive a Contractor's Exempt Purchase Certificate (Form UZ-4). A qualified business issues Form UZ-4 to contractors hired to build or make improvements to the real property of the qualified business.

2.       Upon receiving the UZ-4 from a qualified business, the contractor must complete the front page of the UZ-4. The contractor must provide Its NJ Tax registration number, its name, and business address. After completing and signing the UZ-4, the contractor may issue copies to its suppliers or its subcontractors. The form must be signed by an owner, partner or officer representing the contractor.

3.       A subcontractor who receives a UZ-4 from a prime or general contractor must complete the bottom right side of the front page providing its NJ Tax registration number, its name, and business address, and signatures.

4.       This form may be used by numerous contractors. Each subsequent contractor should attach an additional sheet containing the following: the subcontractor’s NJ Tax registration number, its name, business address, and signature.

5.       The contractor’s exemption is not available for the purchase, lease or rental of equipment used by the contractor to perform work on the real property of the qualified business.

6.       A contractor (or developer) which is a qualified business cannot use their own UZ-4 to purchase building materials for work performed for an owner who is not a qualified business, or for property intended to be sold or rented. The UZ-4 can only be used if the property owner Is a qualified business and intends to retain use of the property.

NOTE: Improper use of this certificate may result In penalty and interest assessment or withdrawal of eligibility for any and all UEZ tax benefit. (N.J.S.A. 52:32B-26; N.J.S.A. 52-27H-62c; J.J.A.C. 18:24-10.6).

STATE OF NEW JERSEY, DIVISION OF TAXATION

- Reproduction of Form –

Private reproduction of this form may be made without prior permission from the Division of Taxation.